Exhibit 99.1

Atlanta, Georgia

June 3, 2011

NYSE Amex:  CGL.A

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s, Inc. Announces Results for the Fiscal Year Ended April 2, 2011

Cagle’s, Inc. (CGL.A) reported a net (loss) of $(0.6) million or $(0.12) per share for fiscal year 2011 compared to net income of $2.5 million or $0.55 per share for fiscal year 2010.

Net sales increased to $310.1 million, up 1% from fiscal 2010, reflecting an increase in sales pounds of 2.6% and a decrease in sales price of $.0217 per pound. Quoted markets were variable with boneless breast up 6.8%, tenders up 5.3%, wings down 21.7% and leg quarters down 4.0%. Cost of sales for the fiscal year increased $7.5 million or 2.6% from last year reflecting higher feed cost of $18 per ton or 7.2%. Fourth quarter feed cost rose $82 per ton or 34% above the same quarter of last year, increasing our cost of sales for the fourth quarter by $11.7 million. For fiscal 2011 our feed cost increased by $17.7 million or 18.5% versus fiscal 2010 driven by a 75% increase in our cost of corn.

The first six months of fiscal 2011 provided profitable returns for our company with net income of $6.6 million. However, in the last two quarters of the year, we experienced the aforementioned feed price increase without a corresponding increase in market prices producing losses in both our third and fourth quarters. Feed prices continue to present a difficult challenge to overcome. Our industry must lower supply in order to offset reduced demand and to support higher market prices. Cagle’s continues to process at 80% of capacity at its Pine Mountain Valley deboning facility and does not contemplate any increase in the foreseeable future.

Industry egg sets are beginning to reflect restraint with the latest USDA Broiler Hatchery statement reporting egg sets at 98%, or 3.2 million less eggs for the week ending May 14, 2011.  The reported reduction in egg sets would equate to a reduction in supply of approximately 14.4 million pounds of ready to cook poultry per week. Continued reductions of this magnitude or larger would be very supportive of industry prices and margins.

Cagle’s, Inc.

/s/ J. Douglas Cagle
J. Douglas Cagle
Chairman, Chief Executive Officer and President

This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Forward-Looking Statements” in Item 7 of the Company’s SEC Form 10-K Annual Report and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 of the Quarterly Report on SEC Form 10-Q for the Company’s third quarter ended January 1, 2011.

Cagle’s, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, except net income per share)

	52 Weeks Ended	53 Weeks Ended
	April 2, 2011	April 3, 2010

Net Sales	$310,098	$307,091
Costs and Expenses:
Cost of Sales	293,442	285,895
Selling and Delivery	9,886	8,535
General and Administrative	6,012	7,352
Total Costs and Expenses	309,340	301,782

Operating Income	758	5,309

Other Income (Expense):
Interest Expense	(1,267)	(1,605)
Other Income (Expense), Net	167	71
Total Other Income (Expense), Net	(1,100)	(1,534)

Income (Loss) Before Income Taxes	(342)	3,775

Income Tax Expense	224	1,238

Net Income (Loss)	$(566)	$2,537

Weighted-Average Common Shares Outstanding	4,616	4,617
Net Income (Loss) Per Common Share	$(0.12)	$0.55

Cagle’s, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	April 2, 2011	April 3, 2010
ASSETS

Cash	$1,370	$1,872
Trade Accounts Receivable, net	15,882	15,769
Inventories	31,990	26,065
Other Current Assets	307	305
Total Current Assets	49,549	44,011

Property, Plant and Equipment (net)	33,245	34,869

Other Assets	7,519	8,739

TOTAL ASSETS	$90,313	$87,619

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Maturities of Long-term Debt	$9,127	$2,685
Accounts Payable	22,346	16,142
Other Current Liabilities	7,791	8,424
Total Current Liabilities	39,264	27,251

Long-Term Debt	16,280	25,033

Total Stockholders’ Equity	34,769	35,335

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$90,313	$87,619